Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-174975

Registration No. 333-174975-05

Free Writing Prospectus dated September 27, 2012

$750,000,000

CarMax Auto Owner Trust 2012-3

Issuing Entity

CarMax Business Services, LLC

Sponsor and Servicer

CarMax Auto Funding LLC

Depositor

The depositor has prepared a preliminary prospectus supplement dated September 27, 2012 and prospectus dated September 27, 2012 which describe the notes to be issued by the issuing entity. You should review the preliminary prospectus supplement and the prospectus in their entirety before deciding to purchase any of the notes.

Ratings

The depositor expects that the notes issued by the issuing entity will receive at least the indicated credit ratings from the nationally recognized statistical rating organizations, or “rating agencies,” listed below.

	Moody’s Investors Service, Inc.	Standard & Poor’s Ratings Services
Class A-1 Notes	P-1 (sf)	A-1+ (sf)
Class A-2 Notes	Aaa (sf)	AAA (sf)
Class A-3 Notes	Aaa (sf)	AAA (sf)
Class A-4 Notes	Aaa (sf)	AAA (sf)
Class B Notes	Aa2 (sf)	AA (sf)
Class C Notes	A2 (sf)	A (sf)
Class D Notes	Baa1 (sf)	BBB (sf)

It is a condition to the issuance of the notes that, on the closing date, each class of notes receive at least the ratings listed above.

Joint Bookrunners of the Class A, B, C and D Notes

BofA Merrill Lynch	J.P. Morgan	Wells Fargo Securities

Co-Managers of the Class A Notes

Barclays	RBS	Scotiabank

The depositor has filed a registration statement (including a prospectus supplement and prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling 1-800-294-1322 or by emailing dg.prospectus_requests@baml.com.